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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                                                       For the 3 Months Ended
                                                               March 31,
                                                      -----------------------
                                                             1995       1994
                                                      -----------------------
Net income............................................    $   282    $   305
                                                          =======    =======
Weighted average number of common shares outstanding..    424,065    423,695
Common stock equivalent shares applicable to
  stock options.......................................        591      1,510
                                                          -------    -------
Total number of shares for computing primary
  earnings per share .................................    424,656    425,205

Incremental shares for computing fully diluted
  earnings per share..................................         45          0
                                                          -------    -------
Total number of shares for computing fully diluted
  earnings per share..................................    424,701    425,205
                                                          =======    =======
Earnings per common share (as reported)...............    $  0.67    $  0.72
Primary earnings per share............................    $  0.66    $  0.72
Fully diluted earnings per share......................    $  0.66    $  0.72
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Earnings  per share  amounts for  the three-months  ended March  31, 1995  and
March 31, 1994, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding
for the  respective periods.   Primary and  fully diluted  earnings per  share
amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.